                                                                     Exhibit 2.4

                        EXTENSION AND CLOSING AGREEMENT

        THIS EXTENSION AND CLOSING AGREEMENT (the "Closing Agreement") made as of this 16th day of September 1996, by and among FWB Bank, a commercial bank chartered under the laws of the State of Maryland, with its main office at 1800 Rockville Pike, Rockville, Maryland, ("BUYER"); FWB Bancorporation, a Maryland corporation and the registered bank holding company of BUYER, with its principal place of business at the same address as BUYER ("BANCORP"); First Commonwealth Savings Bank FSB, a federal savings bank chartered under the laws of the United States, with its main office at 301 South Washington Street, Alexandria, Virginia ("SELLER"); and First Commonwealth Financial Corp, a Virginia corporation and registered savings and loan holding company of the SELLER, with its principal place of business located at 12105 Greenleaf Avenue, Potomac, Maryland ("FCFC").

                                    RECITALS

        WHEREAS, BANCORP, BUYER, SELLER AND FCFC entered into a Purchase and Assumption Agreement dated as of April 10, 1996, and amended as of July 1, 1996, (as amended, the "Agreement") pursuant to which BUYER would assume certain deposits and other liabilities associated with the main office of SELLER (the "Branch") and BANCORP and BUYER would acquire certain assets of SELLER, subject to terms and conditions set forth therein;

        WHEREAS, Section 11.1 (b) of the Agreement provides that the Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the failure to consummate the transaction on or before September 1, 1996 (the "Closing Deadline"), unless such Closing Deadline is extended in a writing agreed to by the parties;

        WHEREAS, the Closing Deadline was extended to be September 16, 1996, by means of the Extension Agreement Pursuant to Section 11.1 (b) of the Purchase and Assumption Agreement by and among the parties hereto, dated as of August 19, 1996; and

        WHEREAS, the parties to the Agreement desire to extend the Closing Deadline to provide additional time for the satisfaction of closing requirements, to establish a schedule for an orderly Closing, and to provide for a payment to BANCORP in an amount deemed approximately equivalent to the opportunity cost of a one week postponement of Closing.

        NOW THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

1.0     The Closing Deadline is hereby extended to be September 23, 1996.

2.0 A "Pre-Closing" for review of schedules, certificates, and documents required to be delivered at or before Closing pursuant to the Agreement or this Closing Agreement shall be held in the Branch at 2:00 p.m. on Thursday, September 19, 1996.

3.0 The Closing shall be held in the Branch at 8:30 a.m. on Friday, September 20, 1996, provided the conditions therefor have been satisfied or waived and that all of the obligations of each of the parties hereto set forth in the Closing Agreement to be satisfied on or before Closing have been satisfied on or before the times and dates shown herein (including, without limitation, the items and dates set forth on Annex A and Annex B hereto.) The Closing shall be effective at 4:00 p.m. on the date of Closing.

4.0 At Closing, FCFC shall pay or cause to be paid to BUYER the sum of $25,000, in addition to all sums otherwise payable to it under the Agreement.
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5.0     Real estate transfer and recording fees relating to the Real Property will be shared equally by BANCORP and SELLER. Any such fees relating to the Fixed assets shall be shared equally by BANCORP and SELLER.

6.0     SELLER will not void ATM access cards issued by it to account holders of
                    ---
        Branch Deposits who will have ATM access cards issued by it except as requested by BUYER. SELLER and BUYER will use their best efforts to ensure that such ATM access cards will be capable of effecting transactions with respect to the Branch Deposits on and immediately following the transfer of Branch Deposits at the Closing.

7.0     ADDITIONAL SCHEDULES, INFORMATION ETC.

        7.1 SELLER and BUYER shall mutually agree on a form of notice to IRA and Keogh depositors, informing them of the appointment and succession of BUYER as trustee. SELLER, or in the event of a liquidation of SELLER, FCFC, shall indemnify and hold BUYER harmless with respect to any loss, damage or expense, including, without limitation, reasonable attorney's fees, suffered by BUYER as a result of any claim that such manner of resignation, appointment, or succession violated the terms of any IRA agreement or federal or state law applicable to IRA's or trust relationships. BUYER hereby consents to the transfer of SELLER's obligation under this Section to FCFC in the event of liquidation of SELLER, and, in such event, hereafter releases SELLER from its obligations of this Section 7.1 upon such liquidation. BUYER and BANCORP shall waive the requirement for thirty-days notice set forth in Section 13.4(a) of the Agreement.

        7.2 SELLER will deliver by the close of business on Tuesday, September 17, 1996, copies of the legal description of each piece of real property pledged as collateral for the Branch Loans.

        7.3 SELLER will provide full access to employee records for the six employees to whom BUYER has offered employment by the close of business on Monday, September 16, 1996. (See (S)12.1 of the Agreement.)

        7.4 In order that BUYER may ensure that provision has been made for it to research items and transactions following the Closing, SELLER will use its best efforts to execute an agreement for the benefit of BUYER, and reasonably acceptable to it, between SELLER and the operator of its processing center (the "IPC"), calling for the IPC to provide copies of items and other records as are held by it following Closing with respect to the Branch Deposits as are requested by BUYER from time to time following the Closing, as set forth in Section 8.8 of the Agreement.

        7.5 SELLER will provide to BUYER on or before the close of business on Tuesday, September 17, 1996, with evidence of its arrangements to remove signs pursuant to section 8.9 of the Agreement.

        7.6 SELLER and BUYER will provide to each other by the close of business on Tuesday, September 17, 1996, with copies of their most recent federal deposit insurance notifications for purposes of calculation of the proration provided for in Section 2.4(a) of the Agreement.

        7.7 SELLER and BUYER will use their best efforts to establish procedures for delivery and handling of ACH items, direct deposits, and misdelivered items by the Close of Business on Thursday, September 19, 1996.

        7.8 SELLER will provide to BUYER a description of its plans for fulfilling its obligations with respect to interest reporting and account statements under Article 13 of the Agreement.
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        7.9     By 12:00 noon on the calendar day following Closing, SELLER shall make its best efforts to deliver, or cause to be delivered, to BUYER a complete list of Branch Loan and Branch Deposit customers, with names, addresses and, if available, product usage information) on magnetic tape.

        7.10 At the Pre-Closing, SELLER and FCFC will provide a written description of the current status of matters that were described on Schedule 11 to the Agreement.

        7.11 At Closing, SELLER will deliver, for each of the Branch Loans, endorsed notes, assigned deed or deeds of trusts for real property pledged as collateral for such loans, and a blanket assignment of title policies covering such properties.

8.0 Neither BUYER nor BANCORP shall have any responsibility whatsoever to SELLER, FCFC, or any other person with respect to safekeeping or retention of records left at the Branch or otherwise abandoned or delivered to BUYER or BANCORP so far as such records relate to paid off loans, closed deposit accounts, or otherwise to deposits, other liabilities, claims or assets other than the Branch Deposits or the Assets, and SELLER and FCFC shall indemnify and hold BUYER and BANCORP harmless against any loss, damage or expense, including reasonable attorneys fees, arising from any claim to the contrary.

9.0 SELLER represents and warrants that none of the fixed assets are leased by SELLER or FCFC and SELLER and FCFC shall indemnify and hold BUYER and BANCORP harmless against any loss, damage or expense, including reasonable attorneys fees, arising from any claim to the contrary.

10.0 Neither BUYER, nor BANCORP, nor SELLER, nor FCFC agree hereby to waive any condition or requirement of closing under the agreement or any right under the agreement except as specifically stated herein. This section does not prevent any party from otherwise waiving any condition or requirement of closing under the Agreement.

11.0 Except as specifically set forth in the Closing Agreement, the obligations set forth herein are in addition to the obligations of the parties under the Agreement.

12.0 All defined terms shall have the meanings provided in the Agreement except as otherwise defined herein. This Closing Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

        In WITNESS WHEREOF, the parties hereto have duly authorized and executed this Extension Agreement as of the date first above written.

ATTEST                                  FIRST COMMONWEALTH SAVINGS BANK FSB

        /s/ Gregory A. Murray           By:  /s/ Robert N. Kemp, Jr.
        ----------------------------         -------------------------------

        Senior Vice President           Title:  President and Chief Executive
                                        Officer


WITNESS                                 FIRST COMMONWEALTH FINANCIAL CORP

                                        By:  /s/ John C. York, Jr.
        ----------------------------         -------------------------------

                                        Title:  Chairman of the Board
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WITNESS                                 FWB BANK

    /s/ Barbara L. Martinez             By:  /s/ Steven K. Colliatie
    -------------------------------          -----------------------------------
                                        Title:  President and Chief Executive
                                        Officer

WITNESS                                 FWB BANCORPORATION

    /s/ Barbara L. Martinez             By:  /s/ Steven K. Colliatie
    ----------------------------------       ----------------------------------

                                        Title:  President and Chief Executive
                                        Officer